Digital Power Corp. Announces Management Changes

FREMONT, Calif., September 24, 2007, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) today announced changes in executive management positions.

Digital Power has announced that Leo Yen, CFO, will be leaving Digital Power in order to devote more time in other business developments with Sagent Management, which Leo is the US President and Managing Partner. Commenting on Leo's departure, Jonathan Wax, CEO stated, "Leo has been a significant contributor to Digital Power over the past two years and has positioned Digital Power for future opportunities. Leo has always conducted himself in a professional manner and maintained the highest level of commitment and integrity. His financial expertise and knowledge will be missed.”

Replacing Mr. Yen is Uri Friedlander. Mr. Friedlander has been the Chief Financial Officer of Telkoor Telecom Ltd. since 1997. Mr. Friedlander had previously served as Digital Power’s Chief Financial Officer from November 2001 to August 2002. From 1991 to 1996, Mr. Friedlander was a Controller of International Technology Lasers Ltd. and Quality Power Supplies Ltd., members of Clal Group. From 1987 to 1990, he served as Auditor for Lyoboshitz Kasirer (currently Ernst &Young) Public accountants. Mr. Friedlander has a B.A. degree in accounting and economics from Tel -Aviv University.

Regarding the appointment of Mr. Friedlander, Jonathan Wax stated, “We are very pleased that Uri is joining us. He has extensive experience and we are certain that as the CFO he will play a key role in the further growth and success of Digital Power.”

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.